Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com
FIRM / AFFILIATE OFFICES
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January 31, 2017 Entellus Medical, Inc. 3600 Holly Lane North, Suite 40 Plymouth, Minnesota 55447	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
File No. 055206-0005

Re:	Registration Statement on Form S-3 (No. 333–209905)

Up to 2,883,030 shares of Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Entellus Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 2,883,030 shares of common stock of the Company, $0.001 par value per share (“Common Stock”), by the Company, including up to 529,500 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares (the “Company Shares”), and of 1,176,470 shares of common stock of the Company by the selling stockholders named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2016 (Registration No. 333–209905) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated March 16, 2016 (the “Base Prospectus”), a preliminary prospectus supplement dated January 25, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated January 25, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated January 25, 2017 between Merrill Lynch, Pierce, Fenner & Smith Incorporated and Piper Jaffray & Co., as representatives of the underwriters named therein, the selling stockholders named therein and the Company (the “Underwriting Agreement”). Various matters concerning the Selling Stockholder Shares are addressed in the opinion of Fox Rothschild LLP, which has been filed as a separate exhibit to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2017. We express no opinion with respect to those matters herein.

January 31, 2017

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Company Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2017 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP